EXHIBIT 99.1

FOR IMMEDIATE RELEASE

EDIETS INVESTOR CONTACTS:	EDIETS PRESS CONTACT:
Robert T. Hamilton	Eric Goldman
CFO	Neale-May & Partners
954-360-9022 x115	212-213-5400 x202
rhamilton@eDiets.com	egoldman@nealemay.com

Alison Tanner, CFA	INVESTOR RELATIONS CONTACT:
Chief Strategist	Jody Burfening, Harriet Fried, Lippert/Heilshorn & Assoc., Inc.
954-360-9022 x140	212-838-3777
alison@eDiets.com	hfried@lhai.com

eDiets.com™ Fourth Quarter Revenues Increase 48%

Multi-brand Strategy Contributes to Accelerated Growth

DEERFIELD BEACH, FL, February 12, 2004 — eDiets.com, Inc. (OTCBB: EDET), the leading online destination for consumers seeking personalized nutrition advice, information, products and services, today announced results for the fourth quarter and fiscal year ended December 31, 2003.

The Company reported revenues of $10.8 million for the fourth quarter of fiscal 2003, representing 48% growth over revenues of $7.3 million for the fourth quarter of fiscal 2002. Net income for the period was $1.1 million, or $0.06 per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share for the comparable prior year quarter. Results were driven by sales of the Company’s exclusive personalized online subscription-based versions of meal plans associated with the Atkins Nutritional Approach™, Zone Diet®, and Shape Up!™ inspired by Dr. Phil McGraw.

For the full year of fiscal 2003 the Company reported revenues of $38.3 million, an increase of 29% over revenues of $29.6 million in fiscal 2002, and a net loss of $1.7 million, or $0.10 per share, compared to net income of $1.6 million, or $0.09 per diluted share, in the prior year period. Notwithstanding the net loss in 2003, eDiets reported cash flow from operations of $2.9 million compared to cash flow from operations of $2.7 million in 2002.

“Today’s technology has allowed us to create an online destination where consumers choose from many popular diet plans, have the plan personalized for their needs, and get support from a professional staff 24/7,” said eDiets CEO David Humble. “2003 was a year in which eDiets clearly differentiated itself from the conventional drive-to diet centers popularized by Weight Watchers® 40 years ago.

“In 2004, we believe our growth will accelerate as more consumers begin to understand the core online benefits of price, privacy, choice, and convenience. We intend to provide consumers with more new brands in addition to our Atkins, Zone, Dr. Phil, and recently launched Perricone Nutritional Face Lift™ brands and our soon-to-be released Slim-Fast® brand.

“Looking further out, we see a $1 billion U.S. market made up of consumers already wired for online dieting who are currently spending their money at brick-and-mortar outlets. Our objective is to convert these consumers to online dieting. Towards that end, we have introduced and are developing new functionality that will more accurately reproduce the offline experience, online.

“Reinforcing our efforts is the growing trend towards a more healthy lifestyle. Overweight America is constantly in the news and commonly viewed as a problem needing a solution. We expect the government’s involvement and the influx of hundreds of low-carb food products to increase consumers’ awareness of the need to watch their waistline. We believe eDiets is well-positioned for this trend by offering a broad range of advice, information, products and services.”

Key financial and productivity metrics for eDiets are provided below.

Revenue and Subscribers

Revenues for the fourth quarter of fiscal 2003 totaled $10.8 million, an increase of 48% over revenues of $7.3 million in the comparable prior year period, reflecting both a higher base of subscribers and higher average revenue per subscriber per month.

eDiets sold 81,000 new subscriptions during the fourth quarter of fiscal 2003, an increase of 10% over sales of 74,000 new subscriptions in the comparable prior year period. Paying subscribers at December 31, 2003 totaled approximately 189,000 compared to paying subscribers of approximately 180,000 at December 31, 2002 and 210,000 at September 30, 2003. The Company’s fiscal fourth quarter is typically its lowest quarter of the year for the sale of new subscriptions due to consumers’ reduced attention to weight loss during the winter holiday season.

For the year ended December 31, 2003, revenues totaled $38.3 million, an increase of 29% over revenues of $29.6 million for 2002. Revenue growth accelerated in the second half of fiscal 2003, increasing 47% over revenues in the second half of fiscal 2002, as a result of the addition of new branded meal plans as well as a significant increase in average revenue per subscriber. In addition, during 2003, revenue generated over a membership cycle for newly-acquired members increased to $130 compared to $105 a year ago.

Cash Flow and Balance Sheet Strength

Year-to-date cash flow from operations is the Company’s primary metric for profitability, since it matches the timing of revenue receipts and expense payments more closely than does net income in accordance with GAAP (Generally Accepted Accounting Principles). During 2003, eDiets generated positive cash from operations for the third year in a row. For fiscal 2003, cash from operations was $2.9 million versus $2.7 million in fiscal 2002. Cash used in operations was $0.2 million for the fourth quarters of both fiscal 2002 and fiscal 2003, reflecting a normal seasonal slowdown in cash receipts.

The Company’s balance sheet continued to strengthen in fiscal 2003. As of December 31, cash and cash equivalents totaled $6.3 million, with debt of just $0.1 million and shareholders’ equity of $6.0 million.

Results under GAAP

Net income for the quarter ended December 31, 2003 totaled $1.1 million, or $0.06 per diluted share, compared to $0.1 million, or $0.01 per diluted share, in the comparable prior year period.

For fiscal 2003, the Company reported a net loss of $1.7 million, or $0.10 per share, compared to net income of $1.6 million, or $0.09 per diluted share, in the prior year.

Income from operations totaled $1.1 million for the quarter ended December 31, 2003, compared to a loss from operations of $0.1 million in the comparable prior year period. For fiscal 2003, the Company reported a loss from operations of $2.0 million compared to income from operations of $1.5 million in the prior year. Like revenue growth, profitability improved considerably in the second half of fiscal 2003 compared to the first half. The Company recorded income from operations of $1.9 million for the second half of 2003 versus $0.3 million in the comparable prior year period.

Variable expenses, which consist primarily of online advertising expense, totaled $6.3 million, or 58% of revenues, in the quarter ended December 31, 2003 compared to $4.3 million, or 59% of revenues, in the comparable prior year quarter. Advertising expense totaled $4.6 million in the fourth quarter of fiscal 2003, an increase of 29% over advertising expense of $3.6 million in the comparable prior year period. For fiscal 2003, variable expenses totaled $27.3 million, or 71% of revenues, compared to $14.6 million, or 49% of revenues, in fiscal 2002. Advertising expense totaled $22.2 million in fiscal 2003, an increase of 90% over advertising expense of $11.7 million in the prior year.

Acquisition cost per new customer, or CPA, which is advertising expense divided by new paying customers, increased 17% in the fourth quarter of fiscal 2003 compared to last year’s fourth quarter. The increase in CPA was primarily a result of less productive email marketing activities that were not completely offset by better online banner advertising performance. Although CPA rose, due to the increase in revenue generated over a new membership cycle, CPA remained below the Company’s maximum threshold of 50% of anticipated membership cycle revenue.

Fixed expenses, which include product development, sales and marketing overhead and general and administrative expense, totaled $3.5 million for the quarter ended December 31, 2003, compared to $2.8 million in the fourth quarter of fiscal 2002. The increase was attributable to additions to eDiets’ senior management team and enhancements to the Company’s website, which was expanded and re-launched in January 2004. For 2003, fixed expenses totaled $12.2 million compared to $12.1 million in fiscal 2002.

2004 Outlook

The Company’s strategy for 2004 calls for aggressively growing its subscriber base and increasing the gross contribution margin per member through the addition of new branded diet programs, distribution channels, subscription services and other features and products. These efforts are all designed to build on eDiets’ successful transition in the second half of 2003 from a single-product Company to a multi-product online destination. Based upon planned advertising investments, the Company expects to increase revenue in 2004 by 50% or more.

To support its growth plans, the Company recently expanded its management team, added other personnel and secured additional office space. For fiscal 2004, the Company expects overhead expenses for current initiatives to total between $14 and $15 million.

For the first fiscal quarter ending March 31, 2004, eDiets forecasts that revenues for the period will reach between $12 million and $13 million, an increase of between 64% and 78% compared to revenues of $7.3 million in the first quarter of 2003. Because the cash and GAAP profits from new members typically begin to accumulate only after completion of the initial three-month membership cycle, eDiets expects the growth in the base during the first quarter of 2004 to result in both GAAP losses and negative cash flow from operations. eDiets forecasts a net loss of between $1.0 and $2.0 million, or $0.05 and $0.11 per share, for the quarter ending March 31, 2004.

Mr. Humble concluded, “I see 2004 as a great year for eDiets. We have the brands, website, team and technology we need to convince consumers that online is the preferred way to achieve the healthier lifestyle they are seeking.”

Conference Call Information

eDiets will hold a conference call for investors at 10:30 a.m. ET today, which will be broadcast via live webcast at www.eDiets.com/investors and may also be accessed by calling 1-706-634-7417. A replay of the call will be available from Thursday, February 12, 2004, at 1:30 p.m. ET through Thursday, February 19, 2004, by dialing 1-706-645-9291, and using conference ID # 5260419. In addition, an archive of the webcast will be available at www.companyboardroom.com, www.streetevents.com or www.eDiets.com/investors.

About eDiets.com

eDiets.com is the Internet’s premier one-stop online diet and healthy living destination offering professional advice, information, products and services to consumers seeking to improve their nutrition and fitness, live healthier, and live longer. Over 1.3 million consumers worldwide have become

eDiets.com members since 1997. Nielsen//NetRatings has ranked eDiets.com as the #1 Most Trafficked Health, Fitness & Nutrition Site for the week ending January 4, 2004, with over one million unique visitors.

eDiets.com offers 17 personalized programs including the Atkins Nutritional Approach™, the Zone® Diet, Shape Up!™ inspired by Dr. Phil McGraw’s book, Ultimate Weight Solution, Slim-Fast®, the Perricone Nutritional Face Lift™, the eDiets.com Alternative to Jenny Craig, and more than a dozen specialized Healthy Living programs for those with special needs, including Type 2 Diabetes, Low Fat, and Cholesterol-Lowering plans. eDiets.com subscribers enjoy a wide range of custom-tailored nutrition, fitness, support, motivation and/or other services, including weekly updated meal plans and grocery shopping lists that are 100% customized based on food preferences and lifestyle; Web-based video meetings providing members with on-demand expert guidance and inspiration; over 100 topic-specific support boards and chat rooms for one-on-one motivation; content “channels” for the latest news and information on dieting and healthy living topics; an electronic storefront with a vast array of products to support a healthy lifestyle, and a variety of membership plan options. All of this is offered through eDiets.com’s highly personalized and intuitive Web site design.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets.com is a public company (OTCBB: EDET) headquartered in Deerfield Beach, FL. that operates Web sites at www.eDiets.com, www.eFitness.com and www.DietSmart.com, and holds affiliations with www.eDietsUK.com in Ireland and the United Kingdom, www.eDiets.de in Germany and and www.eDiets.com.es in Spain.

Statements in the release, which are not historical in nature, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company’s steps to deal with today’s proliferation of unsolicited emails that compete with communications with its members will cease to be successful, that the Company will not successfully transition from being a one product company to being a source for multiple brands of diet solutions, that the Company will not be able to obtain sufficient outside financing on acceptable terms, when and if required, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2002, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
INCOME STATEMENT DATA:
Revenues	$10,833	$7,316	$38,332	$29,628
Cost and expenses:
Cost of revenue	1,423	927	4,652	3,055
Product development	385	351	1,450	1,306
Sales and marketing	6,197	5,102	27,806	17,420
General and administrative	1,541	741	5,049	4,981
Depreciation and amortization	190	339	1,171	1,321
Impairment of intangible assets	—	—	183	—

Income (loss) from operations	1,097	(144)	(1,979)	1,545
Other income (expense)	—	(109)	13	(172)
Income tax benefit	18	389	258	251

Net income (loss)	$1,115	$136	$(1,708)	$1,624

Earnings (loss) per common share
Basic	$0.06	$0.01	$(0.10)	$0.10

Diluted	$0.06	$0.01	$(0.10)	$0.09

Weighted average common and common equivalent shares outstanding
Basic	18,017	15,790	16,675	15,730
Diluted	19,796	16,726	16,675	17,132

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(233)	$(170)	$2,917	$2,670
Investing	$(200)	$(202)	(677)	(647)
Financing	$499	$(543)	1,679	(1,721)

	December 31,	December 31,
	2003	2002

BALANCE SHEET DATA:
Cash and cash equivalents
(including restricted cash)	$6,265	$2,907
Total assets	14,143	12,574
Deferred revenue	3,945	3,081
Long-term debt (including capital leases)	151	693
Stockholders’ equity	5,950	5,286

CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com